Exhibit 99.1
EverBank Financial Corp Announces Third Quarter 2012 Financial Results
JACKSONVILLE, FL, October 24, 2012 - EverBank Financial Corp (NYSE: EVER) (“EverBank”, "we", "our" or the “Company”) announced today its financial results for the quarter ended September 30, 2012.
Adjusted diluted earnings per share was $0.30 in the third quarter 2012, an 11% increase from $0.27 in the third quarter 2011. GAAP diluted earnings per share was $0.19, a 138% increase from $0.08 in the third quarter 2011.1
“We are pleased to see that our asset and deposit generation platforms produced solid earnings per share and growth across all channels in the third quarter,” said Robert M. Clements, Chairman and Chief Executive Officer. “Our recent acquisition of Business Property Lending closed on schedule and we have started integrating the operations into EverBank. We remain enthusiastic about the strategic growth and diversification benefits we believe this business will bring to EverBank and its shareholders.”
Key Highlights

•	Total loans and leases were $11.4 billion at September 30, 2012, up $0.5 billion, or 5%, for the quarter and up $3.4 billion, or 42%, year over year.

•	Loans and leases generated were $3.3 billion for the third quarter 2012, an increase of 19% for the quarter and 89% year over year.

•
Asset quality improved as adjusted nonperforming assets were 1.29% of total assets at September 30, 2012, compared to 1.46% in the second quarter of 2012 and 1.73% for the third quarter of 2011. Annualized net charge-offs to average loans and leases held for investment were 0.25% for the three months ended September 30, 2012, compared to 0.34% in the second quarter of 2012 and 1.03% for the third quarter of 2011.[1]

•	Deposits were $11.8 billion at September 30, 2012, up $1.0 billion, or 9%, from the second quarter 2012 and up $1.6 billion, or 16%, as compared to the third quarter of 2011.

•	GAAP net income was $22.2 million for the third quarter of 2012, compared to $11.2 million for the second quarter 2012 and $7.8 million in the third quarter of 2011.

•	Adjusted net income was $36.2 million for the third quarter of 2012, compared to $36.5 million for the second quarter 2012 and $25.6 million for the third quarter of 2011.[1]

•	Tangible book value per common share was $10.29 at September 30, 2012, and excluding accumulated other comprehensive loss was $11.18.

•	On October 1, 2012, we closed our acquisition of Business Property Lending, Inc. ("BPL") from GE Capital Corporation with total net assets of approximately $2.4 billion.

"The mortgage banking environment continued to strengthen in the third quarter with origination volumes increasing 12% compared to the second quarter.” said W. Blake Wilson, President and Chief Operating Officer. “Our increased investment in marketing yielded strong core deposit growth as we positioned the balance sheet to close the BPL acquisition. We also continued to invest in our retail lending strategy which we believe positions us well to capitalize on improving trends in purchase mortgage transactions.”

[1]	A reconciliation of Non-GAAP financial measures can be found in the financial tables attached hereto.

Balance Sheet
Continued Balance Sheet Growth
Total assets increased by $1.5 billion, or 10%, to $16.5 billion at September 30, 2012, from $15.0 billion at June 30, 2012, and by $4.0 billion, or 32%, from $12.6 billion at September 30, 2011. Our interest-earning assets for the third quarter 2012 were largely comprised of:

•
Residential loans held for investment which increased by 33% to $8.2 billion from the third quarter of 2011. During the quarter, we transferred $1.9 billion of GNMA pool buyout loans from loans held for sale to loans held for investment due to our intention to hold the loans for the foreseeable future;

•	Commercial and commercial real estate loans which increased by 101% to $2.3 billion, from the third quarter of 2011;

•	Commercial leases which increased by 43% to $0.7 billion, from the third quarter of 2011; and

•	Investment securities which decreased by 24% to $2.0 billion, from the third quarter of 2011.

During the third quarter we accumulated a cash balance of $1.6 billion and slowed our retention of organic assets in preparation for funding the BPL acquisition which closed on October 1, 2012.
Loan Origination Activities
Organic generation of residential loans, commercial loans and leases totaled $3.3 billion for the third quarter of 2012. Retained organic production totaled $1.0 billion for the quarter, an increase of 29% and 92% compared to second quarter 2012 and third quarter 2011, respectively.
Deposit and Other Funding Sources
Total deposits grew by $1.0 billion, or 9%, to $11.8 billion at September 30, 2012, from $10.8 billion at June 30, 2012, and by $1.6 billion, or 16%, from $10.2 billion at September 30, 2011. At September 30, 2012, our deposits were comprised of the following:

•	Non-interest bearing accounts were $1.5 billion, or 12%, of total deposits;

•	Interest-bearing checking accounts were $2.4 billion, or 21%, of total deposits;

•	Savings and money market accounts were $4.3 billion, or 36%, of total deposits;

•	Global markets money market and time accounts were $1.2 billion, or 10%, of total deposits; and

•	Time deposit accounts, excluding global markets, were $2.4 billion, or 20%, of total deposits.
Total other borrowings were $2.8 billion at September 30, 2012, compared to $2.5 billion at June 30, 2012. Our core deposit growth and increase in other borrowings were part of the balance sheet positioning we undertook to fund the BPL acquisition.
Credit Quality
Our adjusted nonperforming assets were 1.29% of total assets at September 30, 2012, a decrease from 1.46% at June 30, 2012. We recorded provision for loan and lease losses of $4.4 million during the third quarter of 2012, a decrease of $1.4 million, or 24%, when compared to the second quarter of 2012. Net charge-offs during the third quarter of 2012 declined to $5.3 million, from $6.6 million in the second quarter of 2012, a decline of 20%. On an annualized basis, net charge-offs were 0.25% of total average loans and leases held for investment outstanding for the third quarter of 2012, compared to 0.34% for the second quarter of 2012 and 1.03% for the third quarter of 2011.
During the third quarter of 2012, a national bank regulatory agency issued guidance that could require certain loans on our balance sheet to be accounted for as nonperforming assets, regardless of their actual and expected performance. At September 30, 2012, loans with a total outstanding balance of $31.5 million and an estimated collateral value of $26.5 million, in addition to troubled debt restructurings ("TDRs") with a total outstanding balance of $13.2 million and an estimated collateral value of $11.8 million, could potentially be impacted by the guidance. Approximately 78% of these loans affected are current, with 63% having made 24 consecutive payments, and 86% are less than sixty days past due. Approximately 71% of these TDRs are current and 96% are less than 60 days past due. First lien mortgages represent 87% of the total impacted loan balances. EverBank is finalizing the impact of this new guidance and may incur a pre-tax charge of $6.0 million to $8.0 million during the fourth quarter of 2012.
Originated Loan Repurchase Activity
During the third quarter of 2012, we experienced charge-offs of $4.7 million and recorded a provision of $1.7 million on repurchase obligations for loans sold or securitized. Our reserve declined from $34.0 million in the second quarter to $31.0 million in the third quarter. We continue to be well reserved with approximately 10 quarters of coverage based on the average quarterly loss rate over the trailing four quarters. Trends continue to be stable with severities declining over the last twelve months to 45% in third quarter 2012, compared to 54% in the third quarter 2011. We continue to believe that our 0.09% total loss rate is indicative of our disciplined underwriting guidelines and risk management culture.
Capital Strength
Total shareholders' equity was $1.3 billion at September 30, 2012, compared to $1.2 billion at June 30, 2012. The bank’s Tier 1 leverage ratio was 8.0% and total risk-based capital ratio was 16.1% at September 30, 2012. As a result, the bank is considered "well-capitalized" under all applicable regulatory guidelines.
During the third quarter, we issued, via a private placement, approximately 4.0 million shares of common stock at a price of $12.065 per share in connection with the conversion of $48.7 million from a cash escrow into a common stock escrow related to our 2010 Tygris Commercial Finance Group, Inc. acquisition. The newly issued shares will remain in escrow pursuant to the terms of the original escrow agreement.
Income Statement Highlights
Net Interest Income
For the third quarter of 2012, net interest income increased $1.2 million to $126.2 million, from $125.0 million for the second quarter of 2012. This increase was attributable to higher commercial lending volumes driven by our warehouse finance and lender finance businesses and resulted in a $4.7 million increase in interest income during the quarter. Interest expense increased by $3.5 million during the quarter as the Company increased deposits and borrowings to execute on its balance sheet positioning in advance of the BPL acquisition.
Net interest margin decreased to 3.66% for the third quarter from 3.86% in the second quarter. The change in net interest margin was primarily driven by the growth in floating rate, short duration assets through increased levels of warehouse finance and lender finance originations combined with an increase in interest expense on deposits and borrowings. During the third quarter, we entered into commitments for fixed rate advances to support the acquisition of BPL.
Noninterest Income
Noninterest income for the third quarter of 2012 increased by $23.2 million, or 31%, to $97.3 million compared to the second quarter of 2012. This increase was driven by production revenues and gain on sale of loans which increased by $16.5 million, or 21%, to $96.3 million. The increase in noninterest income also reflects a $9.6 million improvement in the net loan servicing loss from $21.8 million for the second quarter to $12.2 million for the third quarter of 2012. Net loan servicing loss includes a non-cash mortgage servicing rights ("MSR") valuation allowance of $18.2 million, compared to a valuation allowance of $30.1 million in the second quarter of 2012, as well as MSR amortization expense of $36.3 million, compared to amortization of $34.1 million in the second quarter of 2012. These changes were primarily related to an extension of the historic low interest rate environment which resulted in strong residential origination volumes of $2.5 billion and elevated servicing pay-off activity.
Noninterest Expense
Noninterest expense for the third quarter of 2012 increased by $8.2 million, or 5%, to $184.0 million from $175.8 million in the second quarter. Salaries, commissions and employee benefits increased by $9.1 million, or 12%, with $5.1 million attributed to hiring activity and investments in retail lending. Approximately 10% of our noninterest expense is variable and tied to mortgage origination levels. General and administrative expense, excluding credit-related expenses, decreased by $6.5 million, or 12%, from the second quarter as decreases in professional fees and other expenses were partially offset by increased advertising and marketing expense.
We continued to invest in our retail lending strategy during the third quarter. We added approximately 150 FTEs and have added approximately 350 FTEs in our retail channel year to date. Noninterest expense directly related to our retail expansion was $14.6 million for the third quarter and $27.1 million year to date. Loan production volume from our retail channel was $513 million in the third quarter, an increase of $248 million, or 94%, from second quarter and $422 million, or 465%, from the first quarter. We continue to capitalize on the changing industry landscape and are well positioned to benefit from a return to purchase driven origination volumes.
Credit-related expenses for the third quarter increased $4.3 million, or 21%, to $25.1 million from $20.8 million in the second quarter 2012. Key drivers of the increase include increased investments and related expenses to our GNMA pool buyout loans and an increase in foreclosure and REO expense related to the Bank of Florida portfolio, offset by lower repurchase reserve expenses.
Income Tax Expense
Our effective tax rate for the third quarter of 2012 was 37%, compared to 37% for the third quarter of 2011.

Segment Analysis

•	Banking and Wealth Management adjusted pre-tax income was $52.0 million, including other credit-related expenses, foreclosure and OREO expenses of $19.3 million.

•	Mortgage Banking adjusted pre-tax income was $37.3 million, including other credit-related expenses, foreclosure and OREO expenses of $5.7 million.

•	Corporate Services had an adjusted pre-tax loss of $31.5 million.
Dividend
On October 23, 2012, the Company's Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on November 20, 2012, to stockholders of record as of November 5, 2012.
Forward Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of those words or other comparable words are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s asset growth and earnings, industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: deterioration of general business and economic conditions, including the real estate and financial markets, in the United States and in the geographic regions and communities we serve; risks related to liquidity; changes in interest rates that affect the pricing of our financial products, the demand for our financial services and the valuation of our financial assets and liabilities, mortgage servicing rights and mortgages held for sale; risk of higher lease and loan charge-offs; legislative or regulatory actions affecting or concerning mortgage loan modification and refinancing; our ability to comply with any supervisory actions to which we are or become subject as a result of examination by our regulators; concentration of our commercial real estate loan portfolio; higher than normal delinquency and default rates; limited ability to rely on brokered deposits as a part of our funding strategy; concentration of mass-affluent customers and jumbo mortgages; hedging strategies; risks related to securities held in our securities portfolio; delinquencies on our equipment leases and reductions in the resale value of leased equipment; loss of key personnel; fraudulent and negligent acts by loan applicants, mortgage brokers, other vendors and our employees; changes in and compliance with laws and regulations that govern our operations; failure to establish and maintain effective internal controls and procedures; effects of changes in existing U.S. government or government-sponsored mortgage programs; changes in laws and regulations that may restrict our ability to originate or increase our risk of liability with respect to certain mortgage loans; risks related to the approval and consummation of anticipated acquisitions; risks related to the continuing integration of acquired businesses and any future acquisitions; environmental liabilities with respect to properties that we take title to upon foreclosure; and the inability of our banking subsidiary to pay dividends.
For additional factors that could materially affect our financial results, please refer to EverBank Financial Corp’s filings with the Securities and Exchange Commission, including but not limited to, the risks described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Company undertakes no obligation to revise these statements following the date of this news release, except as required by law.
Conference Call and Webcast
The Company will host a conference call at 8:30 a.m. Eastern Time on Thursday, October 25, 2012 to discuss its third quarter 2012 results. The dial-in number for the conference call is 1-877-941-1427 and the international dial-in number is 1-480-629-9664, passcode is 4568196. A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.abouteverbank.com/ir.
For those unable to participate in the conference call, a replay will be available from October 25, 2012 until November 1, 2012. The replay dial-in number is 1-877-870-5176 and the international replay dial-in number is 1-858-384-5517, replay passcode is 4568196.
About EverBank Financial Corp
EverBank Financial Corp provides a diverse range of financial products and services directly to clients nationwide through multiple business channels. Headquartered in Jacksonville, Florida, EverBank has $16.5 billion in assets and $11.8 billion in deposits as of September 30, 2012. With an emphasis on value, innovation and service, EverBank offers a broad selection of banking, lending and investing products to consumers and businesses nationwide. EverBank provides services to customers through the internet, over the phone, through the mail and at its Florida-based financial centers. More information on EverBank can be found at www.abouteverbank.com/ir.

Media Contact
Michael Cosgrove
904.623.2029
Michael.Cosgrove@EverBank.com

Investor Relations
877-755-6722
Investor.Relations@EverBank.com

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Dollars in thousands, except per share data)

	September 30, 2012	December 31, 2011
Assets
Cash and due from banks	$53,357	$31,441
Interest-bearing deposits in banks	1,566,612	263,540
Total cash and cash equivalents	1,619,969	294,981
Investment securities:
Available for sale, at fair value	1,722,556	1,903,922
Held to maturity (fair value of $177,228 and $194,350 as of September 30, 2012 and December 31, 2011, respectively)	170,804	189,518
Other investments	126,151	98,392
Total investment securities	2,019,511	2,191,832
Loans held for sale (includes $1,025,467 and $777,280 carried at fair value as of September 30, 2012 and December 31, 2011, respectively)	1,403,205	2,725,286
Loans and leases held for investment:
Covered by loss share or indemnification agreements	671,420	841,146
Not covered by loss share or indemnification agreements	9,385,306	5,678,135
Loans and leases held for investment, net of unearned income	10,056,726	6,519,281
Allowance for loan and lease losses	(76,469)	(77,765)
Total loans and leases held for investment, net	9,980,257	6,441,516
Equipment under operating leases, net	55,532	56,399
Mortgage servicing rights (MSR), net	381,773	489,496
Deferred income taxes, net	183,943	151,634
Premises and equipment, net	64,789	43,738
Other assets	800,461	646,796
Total Assets	$16,509,440	$13,041,678
Liabilities
Deposits:
Noninterest-bearing	$1,475,204	$1,234,615
Interest-bearing	10,340,722	9,031,148
Total deposits	11,815,926	10,265,763
Other borrowings	2,823,927	1,257,879
Trust preferred securities	103,750	103,750
Accounts payable and accrued liabilities	507,815	446,621
Total Liabilities	15,251,418	12,074,013
Commitments and Contingencies (Note 15)
Shareholders’ Equity
Series A 6% Cumulative Convertible Preferred Stock, $0.01 par value (1,000,000 shares authorized and 186,744 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at September 30, 2012) (Note 10)	—	2
Series B 4% Cumulative Convertible Preferred Stock, $0.01 par value (liquidation preference of $1,000 per share; 1,000,000 shares authorized inclusive of Series A Preferred Stock and 136,544 shares issued and outstanding at December 31, 2011; no shares authorized, issued or outstanding at September 30, 2012) (Note 10)	—	1
Common Stock, $0.01 par value (500,000,000 and 150,000,000 shares authorized at September 30, 2012 and December 31, 2011, respectively; 120,624,500 and 75,094,375 issued and outstanding at September 30, 2012 and December 31, 2011, respectively)	1,206	751
Additional paid-in capital	812,823	561,247
Retained earnings	550,724	513,413
Accumulated other comprehensive income (loss) (AOCI)	(106,731)	(107,749)
Total Shareholders’ Equity	1,258,022	967,665
Total Liabilities and Shareholders’ Equity	$16,509,440	$13,041,678

EverBank Financial Corp and Subsidiaries
Condensed Consolidated Statements of Income (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest Income
Interest and fees on loans and leases	$140,230	$116,899	$400,824	$358,419
Interest and dividends on investment securities	20,879	27,201	62,127	82,778
Other interest income	152	197	338	1,312
Total interest income	161,261	144,297	463,289	442,509
Interest Expense
Deposits	22,491	23,959	63,884	75,559
Other borrowings	12,576	9,469	32,604	29,478
Total interest expense	35,067	33,428	96,488	105,037
Net Interest Income	126,194	110,869	366,801	337,472
Provision for Loan and Lease Losses	4,359	12,258	21,471	39,292
Net Interest Income after Provision for Loan and Lease Losses	121,835	98,611	345,330	298,180
Noninterest Income
Loan servicing fee income	42,341	48,390	130,380	144,023
Amortization and impairment of mortgage servicing rights	(54,521)	(44,053)	(163,281)	(88,270)
Net loan servicing income (loss)	(12,180)	4,337	(32,901)	55,753
Gain on sale of loans	85,748	20,921	203,851	39,854
Loan production revenue	10,528	6,518	27,817	18,513
Deposit fee income	4,671	7,803	16,738	19,398
Other lease income	7,103	7,095	24,588	22,163
Other	1,429	6,683	4,522	16,461
Total noninterest income	97,299	53,357	244,615	172,142
Noninterest Expense
Salaries, commissions and other employee benefits expense	85,399	57,757	228,266	171,451
Equipment expense	17,574	13,608	50,411	36,077
Occupancy expense	6,619	5,237	17,985	14,808
General and administrative expense	74,377	62,983	221,911	184,199
Total noninterest expense	183,969	139,585	518,573	406,535
Income before Provision for Income Taxes	35,165	12,383	71,372	63,787
Provision for Income Taxes	12,987	4,625	26,176	24,818
Net Income	$22,178	$7,758	$45,196	$38,969
Less: Net Income Allocated to Participating Preferred Stock	—	(1,598)	(8,564)	(8,420)
Net Income Allocated to Common Shareholders	$22,178	$6,160	$36,632	$30,549
Basic Earnings Per Share	$0.19	$0.08	$0.37	$0.41
Diluted Earnings Per Share	$0.19	$0.08	$0.37	$0.40
Dividends Declared Per Share	$0.02	$—	$0.02	$—

Non-GAAP Financial Measures
This press release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted Net Income, Adjusted Earnings Per Share, Adjusted Non-Performing Asset Ratio, Tangible Shareholders’ Equity, Adjusted Tangible Shareholders’ Equity, Tangible Assets, and Adjusted Efficiency Ratios are non-GAAP financial measures. The Company’s management uses these measures to evaluate the underlying performance and efficiency of its operations. The Company’s management believes these non-GAAP measures allow for a better evaluation and transparency of the operating performance of the Company’s business and facilitate a meaningful comparison of our results in the current period to those in prior periods and future periods because these non-GAAP measures exclude certain items that may not be indicative of our core operating results and business outlook. In addition the Company’s management believes that certain of these non-GAAP measures represent a consistent benchmark against which to evaluate the Company’s growth, profitability and capital position. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance, and not as a substitute for, the Company’s reported results. Moreover, the manner in which we calculate these measures may differ from that of other companies reporting non-GAAP measures with similar names.
In the tables below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios used in this press release, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated:

EverBank Financial Corp and Subsidiaries

	Adjusted Net Income
		Three Months Ended
	(dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	Net income	$22,178	$11,172	$11,846	$13,760	$7,758
	Transaction expense, net of tax	1,268	2,363	821	802	2,108
	Non-recurring regulatory related expense, net of tax	1,326	3,780	3,063	3,529	2,643
	Increase in Bank of Florida non-accretable discount, net of tax	111	463	2,135	2,208	298
	MSR impairment, net of tax	11,302	18,684	9,389	11,638	12,824
	Adjusted net income	$36,185	$36,462	$27,254	$31,937	$25,631

Tangible Equity, Adjusted Tangible Equity and Tangible Assets
	(dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	Shareholders’ equity	$1,258,022	$1,181,369	$994,689	$967,665	$973,708
	Less:
	Goodwill	10,238	10,238	10,238	10,238	10,238
	Intangible assets	6,348	6,700	7,052	7,404	7,756
	Tangible equity	$1,241,436	$1,164,431	$977,399	$950,023	$955,714
	Less:
	Accumulated other comprehensive loss	(106,731)	(113,094)	(89,196)	(107,749)	(87,303)
	Adjusted tangible equity	$1,348,167	$1,277,525	$1,066,595	$1,057,772	$1,043,017
	Total assets	$16,509,440	$15,040,824	$13,774,821	$13,041,678	$12,550,764
	Less:
	Goodwill	10,238	10,238	10,238	10,238	10,238
	Intangible assets	6,348	6,700	7,052	7,404	7,756
	Tangible assets	$16,492,854	$15,023,886	$13,757,531	$13,024,036	$12,532,770

	Regulatory Capital (bank level)
	(dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
	Shareholders’ equity	$1,339,669	$1,263,687	$1,099,404	$1,070,887	$1,078,080
Less:	Goodwill and other intangibles	(16,586)	(16,938)	(17,290)	(17,642)	(17,994)
	Disallowed servicing asset	(33,366)	(36,650)	(40,783)	(38,925)	(36,570)
	Disallowed deferred tax asset	(69,412)	(70,357)	(71,302)	(71,803)	(72,147)
Add:	Accumulated losses on securities and cash flow hedges	103,238	110,101	86,981	105,682	85,525
	Tier 1 capital	1,323,543	1,249,843	1,057,010	1,048,199	1,036,894
Less:	Low-level recourse and residual interests	—	—	(20,424)	(21,587)	(20,431)
Add:	Allowance for loan and lease losses	76,469	77,393	78,254	77,765	83,826
	Total regulatory capital	$1,400,012	$1,327,236	$1,114,840	$1,104,377	$1,100,289
	Adjusted total assets	$16,488,067	$15,022,729	$13,731,482	$13,081,401	$12,550,738
	Risk-weighted assets	8,701,164	8,424,290	7,311,556	7,043,371	7,007,339

EverBank Financial Corp and Subsidiaries
Non-Performing Assets (1)
(dollars in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Non-accrual loans and leases:
Residential mortgages	$75,355	$66,956	$74,810	$81,594	$74,194
Commercial and commercial real estate	85,306	95,882	89,576	104,829	92,966
Lease financing receivables	2,018	1,295	1,861	2,385	1,745
Home equity lines	4,492	4,256	3,771	4,251	3,803
Consumer and credit card	479	573	571	419	471
Total non-accrual loans and leases	167,650	168,962	170,589	193,478	173,179
Accruing loans 90 days or more past due	1,973	1,800	5,119	6,673	4,808
Total non-performing loans (NPL)	169,623	170,762	175,708	200,151	177,987
Other real estate owned (OREO)	43,612	49,248	49,304	42,664	39,431
Total non-performing assets (NPA)	213,235	220,010	225,012	242,815	217,418
Troubled debt restructurings (TDR) less than 90 days past due	82,030	93,184	92,954	92,628	89,129
Total NPA and TDR (1)	$295,265	$313,194	$317,966	$335,443	$306,547

Total NPA and TDR	$295,265	$313,194	$317,966	$335,443	$306,547
Government-insured 90 days or more past due still accruing	1,684,550	1,647,567	1,530,665	1,570,787	883,478
Bank of Florida loans accounted for under ASC 310-30:
90 days or more past due	117,506	140,797	146,379	149,743	159,767
OREO	18,557	20,379	22,852	19,456	19,616
Total regulatory NPA and TDR	$2,115,878	$2,121,937	$2,017,862	$2,075,429	$1,369,408
Adjusted credit quality ratios excluding government-insured loans and loans accounted for under ASC 310-30: (1)
NPL to total loans	1.49%	1.57%	1.80%	2.18%	2.23%
NPA to total assets	1.29%	1.46%	1.63%	1.86%	1.73%
NPA and TDR to total assets	1.79%	2.08%	2.31%	2.57%	2.44%
Credit quality ratios including government-insured loans and loans accounted for under ASC 310-30:
NPL to total loans	17.32%	18.00%	18.95%	20.95%	15.28%
NPA to total assets	12.32%	13.49%	13.97%	15.20%	10.20%
NPA and TDR to total assets	12.82%	14.11%	14.65%	15.91%	10.91%

(1)
We define non-performing assets, or NPA, as non-accrual loans, accruing loans past due 90 days or more and foreclosed property. Our NPA calculation excludes government-insured pool buyout loans for which payment is insured by the government. We also exclude loans and foreclosed property acquired in the Bank of Florida acquisition accounted for under ASC 310-30 because as of September 30, 2012, we expected to fully collect the carrying value of such loans and foreclosed property.

EverBank Financial Corp and Subsidiaries
Business Segments Selected Financial Information
(dollars in thousands)	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended September 30, 2012
Net interest income	$114,587	$13,105	$(1,498)	$—	$126,194
Provision for loan and lease losses	3,547	812	—	—	4,359
Net interest income after provision for loan and lease losses	111,040	12,293	(1,498)	—	121,835
Noninterest income	20,608	76,693	(2)	—	97,299
Noninterest expense:
Foreclosure and OREO expense	17,463	2,176	—	—	19,639
Other credit-related expenses	1,879	3,544	2	—	5,425
All other noninterest expense	60,526	65,900	32,479	—	158,905
Income (loss) before income tax	51,780	17,366	(33,981)	—	35,165
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	178	—	—	—	178
MSR impairment	—	18,229	—	—	18,229
Transaction and non-recurring regulatory related expense	—	1,657	2,527	—	4,184
Adjusted income (loss) before income tax	51,958	37,252	(31,454)	—	57,756
Total assets as of September 30, 2012	14,696,893	1,838,964	129,141	(155,558)	16,509,440
Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	59.1%				82.3%
excluding foreclosure, OREO expenses and other credit-related expenses	44.8%				71.1%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	59.1%				74.4%
excluding foreclosure, OREO expenses and other credit-related expenses	44.8%				64.0%
Three Months Ended June 30, 2012
Net interest income	$114,801	$11,790	$(1,607)	$—	$124,984
Provision for loan and lease losses	5,041	716	—	—	5,757
Net interest income after provision for loan and lease losses	109,760	11,074	(1,607)	—	119,227
Noninterest income	25,605	48,524	(6)	—	74,123
Noninterest expense:
Foreclosure and OREO expense	12,378	2,591	—	—	14,969
Other credit-related expenses	1,604	4,193	9	—	5,806
All other noninterest expense	61,564	60,686	32,758	—	155,008
Income (loss) before income tax	59,819	(7,872)	(34,380)	—	17,567
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	747	—	—	—	747
MSR impairment	—	30,135	—	—	30,135
Transaction and non-recurring regulatory related expense	—	5,461	4,448	—	9,909
Adjusted income (loss) before income tax	60,566	27,724	(29,932)	—	58,358
Total assets as of June 30, 2012	13,327,046	1,902,152	124,406	(312,780)	15,040,824
Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	53.8%				88.3%
excluding foreclosure, OREO expenses and other credit-related expenses	43.8%				77.9%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	53.8%				72.4%
excluding foreclosure, OREO expenses and other credit-related expenses	43.8%				63.3%

	Banking and Wealth Management	Mortgage Banking	Corporate Services	Eliminations	Consolidated
Three Months Ended September 30, 2011
Net interest income	$104,266	$8,255	$(1,652)	$—	$110,869
Provision for loan and lease losses	13,119	(861)	—	—	12,258
Net interest income after provision for loan and lease losses	91,147	9,116	(1,652)	—	98,611
Noninterest income	24,403	28,956	(2)	—	53,357
Noninterest expense:
Foreclosure and OREO expense	(2,328)	5,660	1	—	3,333
Other credit-related expenses	2,748	11,135	—	—	13,883
All other noninterest expense	50,931	42,046	29,392	—	122,369
Income (loss) before income tax	64,199	(20,769)	(31,047)	—	12,383
Adjustment items (pre-tax):
Increase in Bank of Florida non-accretable discount	482	—	—	—	482
MSR impairment	—	20,684	—	—	20,684
Transaction and non-recurring regulatory related expense	—	2,432	5,233	—	7,665
Adjusted income (loss) before income tax	64,681	2,347	(25,814)	—	41,214
Total assets as of September 30, 2011	11,033,090	1,618,689	140,260	(241,275)	12,550,764
Efficiency Ratios:
GAAP basis:
including foreclosure, OREO expenses and other credit-related expenses	39.9%				85.0%
excluding foreclosure, OREO expenses and other credit-related expenses	39.6%				74.5%
Adjusted basis:
including foreclosure, OREO expenses and other credit-related expenses	39.9%				71.3%
excluding foreclosure, OREO expenses and other credit-related expenses	39.6%				62.0%